SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): |_| Form 10-K |_| Form 11-K |_| Form 20-F Form 10-Q |_| Form N-SAR

                    For Period Ended: March 31, 2006

             |_|   Transition Report on Form 10-K
             |_|   Transition Report on Form 20-F
             |_|   Transition Report on Form 11-K
             |_|   Transition Report on Form 10-Q
             |_|   Transition Report on Form N-SAR

                    For the Transition Period Ended:
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: Not Applicable

PART I - REGISTRANT INFORMATION

InfoSearch Media, Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

4086 Del Rey Avenue,
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Address of Principal Executive Office (Street and number)

Marina Del Rey, California 90292
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City, State and Zip Code

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Registrant is unable to file its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 within the prescribed time period. The Registrant is in the process of preparing and reviewing the financial information and compiling and disseminating the information required to be included in the Form 10-QSB for the period ended March 31, 2006, as well as the completion of the required review of the Company's financial information, none of which could be completed by the date required without incurring undue hardship and expense.

The Registrant expects to file its Quarterly Report on Form 10-Q within the five-day extension period provided by this Form 12b-25.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Frank Knuettel II                          (310) 822-1103
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              (Name)                           (Area Code)(Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  Yes    No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   Yes    No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             InfoSearch Media, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2006                         By: /s/ Frank Knuettel II
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                                               Chief Financial Officer